Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SPREE ACQUISITION CORP. 1 LIMITED

December 19, 2025

RESOLVED, as special resolutions, that:

(i) Article 49.7 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“In the event that the Company does not consummate a Business Combination within 60 months from the consummation of the IPO (or up to such later date if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a) cease all operations except for the purpose of winding up;

(b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then public shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

(ii) Article 49.8 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“In the event that any amendment is made to the Articles:

(a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the public shares if the Company does not consummate a Business Combination within 60 months from the consummation of the IPO (or up to such later date if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles; or

(b) with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of public shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their public shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”